UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Macher, Frank E
   ITT Automotive, Inc.
   3000 University Drive
   Auburn Hills, MI  48326-2356
2. Issuer Name and Ticker or Trading Symbol
   ITT Industries, Inc.
   IIN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/24/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Former Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock  (1)          |3/19/9|M   | |70,000            |A  |$27.38     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock  (1)          |3/19/9|S   | |70,000            |D  |$39.81     |0                  |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock  (2)          |      |    | |                  |   |           |2,577              |D     |                           |
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Common Stock  (3)          |      |    | |                  |   |           |477                |I     |In Trust                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common Stock (Right to|$27.38  |3/19/|M   | |70,000     |D  |3/18/|1/31/|Common Stock|70,000 |       |0           |   |            |
 Buy)  (1)            |        |99   |    | |           |   |98   |01   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Options acquired under the 1994 ITT Industries Incentive Stock Plan, a Rule 16b-3 plan.
(2) Stock awarded under the ITT Industries 1997 Long Term Incentive Plan, a Rule 16b-3 plan.
(3) Shares held under the ITT Industries, Inc. Investment and Savings Plan for Salaried Employees reflecting holdings through January 31, 1999.
SIGNATURE OF REPORTING PERSON
FRANK E. MACHER
DATE
3/24/99